EXHIBIT 23.2




   Consent of Independent Public Accountants


   As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-3 covering the registration of 878,000 shares of Rentrak Corporation common stock of our reports dated May 26, 1995 included in Rentrak Corporation's Form 10-K for the year ended March 31, 1995, and our reports dated October 16, 1995, relating to the financial statement of Supercenter Entertainment Corporation as of December 31, 1994 and 1993, appearing in Rentrak Corporation's Form 8-K dated August 31, 1995, and to all references to our firm included in this Registration Statement.


                                                   ARTHUR ANDERSEN LLP



   Portland, Oregon,
     December 27, 1995